EXHIBIT 99.2

Cathay Bancorp, Inc. and GBC Bancorp Complete Merger

Tuesday, October 21, 2003

LOS ANGELES, Oct. 21 /PRNewswire-FirstCall/ — Cathay Bancorp, Inc. (Nasdaq: CATY—News) announced today that it had completed its merger with GBC Bancorp at the close of business on October 20, 2003. As a result of the merger, GBC Bancorp has been merged into Cathay Bancorp, Inc., and General Bank has been merged into Cathay Bank. Also, in connection with the merger, Cathay Bancorp, Inc.’s name has changed to Cathay General Bancorp. Cathay General Bancorp’s common stock will continue to be quoted on the Nasdaq National Market under the symbol “CATY”. The completion of the merger results in a combined financial institution with total assets of approximately $5.8 billion and deposits of approximately $4.4 billion, 45 branches operating in five states, and a presence in 3 overseas offices.

Under the terms of the merger, Cathay Bancorp, Inc. issued 6,750,000 shares of its common stock and paid $162,400,000 in cash for all of the issued and outstanding shares of GBC Bancorp common stock, valuing the merger at approximately $478 million (based on Cathay Bancorp Inc.’s closing price on October 17, 2003). Based on properly and timely submitted and accepted elections, Cathay General Bancorp believes that those GBC Bancorp shareholders who properly submitted their elections on a timely basis will have the right to receive the merger consideration they chose in their election forms. Based on preliminary calculations, it is estimated that those GBC shareholders who did not make a proper and timely election will have the right to receive approximately $35.552 in cash and .093 shares of Cathay General Bancorp common stock for each share of GBC Bancorp common stock held by them. Any fractional Cathay General Bancorp common stock resulting from the aggregation will be paid in cash equal to the fraction multiplied by $46.76. Cathay General Bancorp expects the merger consideration to be sent beginning later this week to GBC Bancorp shareholders who have submitted properly completed transmittal materials. The 6,750,000 shares of Cathay General Bancorp common stock distributed to GBC Bancorp shareholders constitute approximately 27% of the issued and outstanding shares of the combined company.

As previously announced, three directors of GBC Bancorp joined the Cathay General Bancorp board upon the closing. In addition, Mr. Peter Wu, GBC Bancorp’s Chairman, President, and Chief Executive Officer, became the Executive Vice Chairman and Chief Operating Officer of Cathay General Bancorp and joined the newly-created Office of the President/CEO.

Mr. Dunson K. Cheng, Chairman, President, and Chief Executive Officer of Cathay General Bancorp, stated, “Since the announcement of the merger in May, the officers of our two companies have been intensely engaged in planning for integrating the business, systems, and staff of both companies. Now that the merger is completed, we look forward to a smooth transition to a single company and to realizing the benefits and potential that we expect the combined company should bring. Cathay Bank and General Bank shared similar attributes and values. Both organizations were founded and are managed to serve the community, and we look forward to the combined bank continuing to do so.”

Mr. Peter Wu, Executive Vice Chairman and Chief Operating Officer of Cathay General Bancorp, stated, “I am excited about the merger that brings together two very fine banking organizations, and believe that the customers of the combined bank will benefit from an even broader array of financial services, higher lending limits, and greater banking convenience.”

Investors can access additional corporate information, product descriptions, and online services through the Cathay Bank website at www.cathaybank.com.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the one-bank holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 38 branches in California, three branches in New York State, two branches in Massachusetts, one in Houston, Texas, one in Washington State, and representative offices in Hong Kong and Shanghai, China. In addition, Cathay Bank’s subsidiaries, Cathay Investment Company and GBC Investment & Consulting Company, Inc., each maintain an office in Taipei. Cathay Bank’s website is found at http://www.cathaybank.com.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, such words as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “predicts,” “potential,” “continue,” or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements, of Cathay General Bancorp to be materially different from any future results, performance, or achievements, expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to adverse developments, or conditions related to or arising from: fluctuations in interest rates, ability to integrate its operations after its recent merger and realize the benefits of its merger, demographic changes, inflation, competition, legislative and regulatory developments, war and terrorism, changes in business strategy, including the formation of a real estate investment trust and the deregistration of its registered investment company, and general economic or business conditions in California and other regions where Cathay Bank has operations such as the currently unknown impact of the California budget deficit. These and other factors are further described in its predecessors Cathay Bancorp Inc.’s and GBC Bancorp’s Annual Reports on Form 10-K for the year ended December 31, 2002, their Quarterly Reports on Form 10-Q, its registration statement on Form S-4 relating to the GBC Bancorp merger, and other filings it makes in the future with the Securities and Exchange Commission (“SEC”) from time to time. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements or to publicly announce the results of any revision of any forward- looking statement to reflect future developments or events.

Cathay General Bancorp’s filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by requests directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.